Exhibit 4.2

[LETTERHEAD OF POWERRAISE, INC.]


                             DEMAND PROMISSORY NOTE

AMOUNT: $7,500US

DUE: ON DEMAND NOT EARLIER THAN 36 MONTHS AFTER THE DATE OF THIS LOAN.

FOR VALUE RECEIVED, the undersigned, Powerraise Inc (the "Borrower"), of 1687 West Broadway, Vancouver, BC, V7J 1X2 Canada, hereby acknowledges itself indebted to Mr. Shlomo Friedman (the "Lender") and promises to pay on demand to or to the order of the Lender at 2631 Violet Street, North Vancouver, BC, Canada V7H 1H2, or as otherwise directed in writing by the Lender, the principal sum of $7,500US without interest.

The Lender may assign all or part of its rights and title, to and under this promissory note. All payments required to be made hereunder shall be made by the Borrower without any right of set off on counterclaim.

Dated: Mar 14th 2005

Borrower                                             Lender

PowerRaise, Inc.

By: /s/ Ruth Navon                           By: /s/ Shlomo Friedman
   --------------------------                   ----------------------------
Name:  Ruth Navon                            Name: Shlomo Friedman
Title: President